EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 8/4/25 to 8/13/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
8/1/2025	Sell	26,914	9.87
8/5/2025	Sell	6,100	9.95
8/6/2025	Sell	13,363	9.93
8/7/2025	Sell	300	9.94
8/8/2025	Sell	100	9.84
8/13/2025	Sell	92,443	9.94